Addendum to Confidentiality Agreement

This Addendum to Confidentiality Agreement effective the 22nd day of November, 2013, amends the Confidentiality Agreement by and between Timberline Resources Corp. and RockStar Resources, Inc. dated November 9, 2013 (the "Confidentiality Agreement").

No-Shop/Exclusivity Timberline hereby agrees that, for a period from the effective date of this Addendum to Confidentiality Agreement through February 28, 2014 it shall not, and shall not authorize or permit any of its Agents to, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making of any proposal from a person or group of persons other than RockStar and its affiliates that may constitute, or could reasonably be expected to lead to, an Alternative Transaction (as defined below); (ii) enter into or participate in any discussions or negotiations with any person or group of persons other than RockStar and its affiliates regarding an Alternative Transaction ; or (iii) furnish any non-public information relating to Timberline or any of its subsidiaries, assets or businesses, or afford access to the assets, business, properties, books or records of the Company or any of its subsidiaries to any person or group of persons other than RockStar and its Agents, in all cases for the purpose of assisting with or facilitating an Alternative Transaction; or (v) enter into an Alternative Transaction or any agreement, arrangement or understanding , including, without limitation, any letter of intent, term sheet or other similar document, relating to an Alternative Transaction.

As used herein, the term "Alternative Transaction" means any (i) direct or indirect acquisition of assets of Timberline or any of its subsidiaries (including any voting equity interests of the Timberline' s subsidiaries) equal to 20% or more of the fair market value of the Company's consolidated assets, (ii) direct or indirect acquisition of 50% or more of the voting equity interests of Timberline , (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting equity interests of Timberline , or (iv) other business combination, joint venture arrangement or similar transaction involving Timberline or any of its subsidiaries, pursuant to which such person would own or have the right to acquire 20% or more of the consolidated assets of Timberline and its subsidiaries, taken as a whole; in all cases of clauses (i)-(iv) where such transaction is to be entered into with any person or group of persons other than RockStar or its affiliates.

As consideration for the grant of exclusivity, RockStar shall purchase: a) US$250,000 of Timberline's common stock via a private placement valued at US$0.20 per share to be closed on or before December 31, 2013; b) a second tranche of US$250,000 of Timberline's common stock via a private placement valued at US$0.20 per share to be closed on or before January 31, 2014; and c) a third tranche of US$250,000 of Timberline's common stock via a private placement valued at US$0.20 per share to be closed on or before February 28, 2014 (the three tranches collectively the "Exclusivity Fee"). In addition, RockStar will negotiate in good faith with Timberline's management the terms of a transaction involving stock or assets of Timberline and, upon oral agreement of such terms, provide Timberline a written offer in the form of a binding Memorandum of Agreement ("MOA") setting forth the agreed upon terms for the transaction. In such terms, there shall be included a commitment to purchase US$1 million in shares of common stock of Timberline, which purchase amount shall be credited to the definitive

terms contained within the MOA. If the parties do not reach agreement as to a binding MOA by February 28, 2014, this no-shop/exclusivity provision shall become null and void and there shall be no payment obligations by RockStar outside of the Exclusivity Fee.

All other terms and conditions of the Confidentiality Agreement by and between the Parties shall be unaltered by this Addendum.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Addendum as of the date first written above.

Timberline Resources Corp.	RockStar Resources, Inc.
By: [signature]	By: [signature]
Name: PAUL E. DIRCKSEN	Name: K. LEON HARDY
Title: PRESIDENT/CEO	Title: PRESIDENT

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